Exhibit 99.1

INVESTOR RELATIONS CONTACT:
Rosemary Hanratty
Director of Marketing & Communications
303.262.4144
Rosemary.Hanratty@startek.com

StarTek, Inc. Reports Third Quarter 2013 Results
22.6% Year over Year Revenue Growth

GREENWOOD VILLAGE, CO - November 7, 2013 - StarTek, Inc. (NYSE:SRT) ("STARTEK") today announced its third quarter 2013 financial results.

Third Quarter Highlights

•	Won $43.6 million of new business, including one new logo; $61.6 million year to date;

•	Launched STARTEK Health Services, including the acquisition of a health care BPO company;

•	Invested in 1,500 seats of new capacity that will be ramping over the next two quarters; and

•	Implemented key element of IT platform initiative.

Third Quarter 2013 Financial Results
Third quarter 2013 revenue increased 22.6% compared to the third quarter of 2012, the result of continued growth with existing clients and new business. All segments showed year over year revenue growth.

Gross margin decreased from 12.8% in the third quarter of 2012 to 11.2% in the third quarter of 2013. This decline was primarily due to investments in facility expansions in the Philippines and IT transformation related costs. Latin America margins improved to 11.2% in the third quarter of 2013 from (0.7)% in the third quarter of 2012 as a result of capacity utilization improvements.

SG&A expenses as a percentage of revenue was 12.2% for the third quarter of 2013 compared to 14.5% for the third quarter of 2012.

Excluding non-recurring IT transformation expenses and a depreciation charge for the reclassification of the Company's Enid, Oklahoma facility, the Company generated net income of $0.1 million. Including the above charges, the Company reported a net loss of $1.8 million, or $0.12 per share, during the third quarter of 2013 as compared to a net loss of $1.2 million, or $0.08 per share, in the third quarter of 2012.

Liquidity and Capital Resources
As of September 30, 2013, the Company's cash position was approximately $6.0 million compared to $9.2 million as of December 31, 2012. The Company had approximately $2.6 million and $3.1 million of capital expenditures during the quarters ended September 30, 2013 and 2012, respectively. The acquisition of a health care BPO resulted in the use of $0.4 million of cash during the third quarter of 2013.

"Our revenue growth is strong," said Chad Carlson, President and Chief Executive Officer. "This is a testament to clients continuing to entrust STARTEK with their customers.  We are investing in assets that will fuel more growth and generate value for our shareholders in the future. We will work to be prudent with our investing and manage SG&A efficiently as we grow."

For additional information on revenue and margin, please refer to the Financial Scorecard attached as Exhibit 99.2 to the Current Report on Form 8-K, which includes this press release.

Conference Call and Webcast Details
The Company will host a conference call today, November 7, 2013, at 3:00 p.m. MST (5:00 p.m. EST to discuss third quarter 2013 financial results. To participate in the teleconference, please call toll-free 800.773.2954 (or 847.413.3731 for international callers) and enter “35986732”. You may also listen to the teleconference live via the Company’s website at www.startek.com. For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek
STARTEK is a global provider of business process outsourcing services with approximately 10,200 employees, whom we refer to as Brand Warriors, that have been committed to making a positive impact on our clients’ business results for over 25 years.  Our mission is to enable and empower our Brand Warriors to promote our clients’ brands every day to bring value to our stakeholders. We accomplish this by aligning with our clients’ business objectives, resulting in a trusted partnership.  The STARTEK Advantage System is the sum total of our culture, customized solutions and processes that enhance our clients’ customer experience.  The STARTEK Advantage System is focused on improving customer experience and reducing total cost of ownership for our clients.  STARTEK has proven results for the multiple services we provide, including sales, order management and provisioning, customer care, technical support, receivables management, and retention programs.  We manage programs using a variety of multi-channel customer interaction capabilities, including voice, chat, email, IVR and back-office support.  STARTEK has delivery centers in the U.S., Philippines, Canada, Costa Rica, Honduras and through its StarTek@Home workforce. For more information, go to www.startek.com or call +1303.262.4500.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause STARTEK's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on significant customers, consolidation by our clients, the concentration of our business in the telecommunications industry, pricing pressure, maximization of capacity utilization, lack of success of our clients’ products and services, consolidation of vendors by our clients, interruptions to the Company’s business due to geopolitical conditions and/or natural disasters, foreign currency exchange risk, lack of minimum purchase requirements in our contracts, ability to hire and retain qualified employees, the timely development of new products or services, failure to implement new technological advancements, increases in labor costs, lack of wide geographic diversity, continuing unfavorable economic conditions, our ability to effectively manage growth, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information, risks inherent in the operation of business outside of North America, ability of our largest stockholder to affect decisions, stock price volatility, variation in quarterly operating results and inability to renew or replace sources of capital funding.  Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect STARTEK’s business, financial condition and results of operation.

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue	$58,448	$47,675	$167,834	$142,955
Cost of services	51,928	41,575	150,965	128,246
Gross profit	6,520	6,100	16,869	14,709
Selling, general and administrative expenses	7,153	6,924	21,601	22,579
Impairment losses and restructuring charges, net	—	533	(437)	4,086
Operating loss	(633)	(1,357)	(4,295)	(11,956)
Interest and other (income) expense, net	1,075	(108)	1,009	(295)
Loss before income taxes	(1,708)	(1,249)	(5,304)	(11,661)
Income tax expense (benefit)	83	(20)	87	(22)
Net loss	$(1,791)	$(1,229)	$(5,391)	$(11,639)

Net loss per common share - basic and diluted	$(0.12)	$(0.08)	$(0.35)	$(0.76)

Weighted average shares outstanding - basic and diluted	15,351	15,263	15,330	15,230

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$6,017	$9,183
Trade accounts receivable, net	44,818	41,070
Other current assets	8,111	10,027
Total current assets	58,946	60,280
Property, plant and equipment, net	22,659	26,310
Other assets	7,691	6,542
Total assets	$89,296	$93,132
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$27,676	$23,879
Other liabilities	2,172	2,974
Total liabilities	29,848	26,853
Total stockholders’ equity	59,448	66,279
Total liabilities and stockholders' equity	$89,296	$93,132

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating Activities
Net loss	$(1,791)	$(1,229)	$(5,391)	$(11,639)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,401	2,948	9,585	10,008
Impairment losses	—	—	—	3,086
Non-cash compensation cost	398	301	1,255	997
Amortization of deferred gain on sale leaseback transaction	(68)	—	(206)	—
Changes in operating assets & liabilities and other, net	(3,084)	(958)	(3,151)	1,873
Net cash (used in) provided by operating activities	(1,144)	1,062	2,092	4,325
Investing Activities
Purchases of property, plant and equipment	(2,600)	(3,063)	(4,054)	(4,680)
Proceeds from note receivable	165	165	495	495
Cash paid for acquisitions of businesses	(389)	—	(1,889)	—
Net cash used in investing activities	(2,824)	(2,898)	(5,448)	(4,185)
Financing Activities
Other financing, net	64	(3)	203	3
Net cash provided by (used in) financing activities	64	(3)	203	3
Effect of exchange rate changes on cash	(74)	(330)	(13)	(663)
Net decrease in cash and cash equivalents	(3,978)	(2,169)	(3,166)	(520)
Cash and cash equivalents at beginning of period	$9,995	$11,368	$9,183	$9,719
Cash and cash equivalents at end of period	$6,017	$9,199	$6,017	$9,199

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

The information presented in this press release may report 1) adjusted EBITDA, 2) operating loss before impairment losses and restructuring charges and 3) net loss adjusted for certain non-recurring items. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included below. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.
Beginning in the third quarter of 2013, STARTEK has changed its definition of non-GAAP Adjusted EBITDA to be calculated as net income (loss) plus income tax expense (benefit), interest expense (income), impairment losses and restructuring charges, depreciation expense, (gains) losses on disposal of assets and stock compensation expense. Management uses Adjusted EBITDA as a performance measure to analyze the performance of our business. The change was made in an attempt to clarify for investors our recurring earnings from operations while excluding non-cash items, which are not a result of our core business. This helps investors and analysts assess the strength and performance of our ongoing operations. The change has been applied retroactively to all periods presented.

Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net loss	$(1,791)	$(1,229)	$(5,391)	$(11,639)
Income tax expense (benefit)	83	(20)	87	(22)
Interest expense (income)	12	2	21	(15)
Impairment losses and restructuring charges, net	—	533	(437)	4,086
Depreciation expense	3,401	2,948	9,585	10,008
(Gains) losses on disposal of assets	912	(29)	870	(56)
Stock compensation expense	398	301	1,255	997
Adjusted EBITDA	$3,015	$2,506	$5,990	$3,359

Operating Loss before Impairment Losses and Restructuring Charges:

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Operating loss	$(633)	$(1,357)	$(4,295)	$(11,956)
Impairment losses and restructuring charges, net	—	533	(437)	4,086
Operating loss before impairment losses and restructuring charges, net	$(633)	$(824)	$(4,732)	$(7,870)

Operating Results Excluding IT Initiative Costs and Unusual Facility Costs:
	Three Months Ended September 30, 2013
	As Reported	IT Initiative Costs	Operating results, net of IT Initiative Costs	Unusual Facility Costs	Operating results, net of IT Initiative Costs and Unusual Facility Costs
Gross profit	$6,520	749	$7,269	271	$7,540
Operating income (loss)	$(633)	749	$116	271	$387
Net income (loss)	$(1,791)	1,668	$(123)	271	$148
Net income (loss) per share	$(0.12)		$(0.01)		$0.01

	Nine Months Ended September 30, 2013
	As Reported	IT Initiative Costs	Operating results, net of IT Initiative Costs	Unusual Facility Costs	Operating results, net of IT Initiative Costs and Unusual Facility Costs
Gross profit	$16,869	749	$17,618	422	$18,040
Operating loss	$(4,295)	749	$(3,546)	(15)	$(3,561)
Net loss	$(5,391)	1,668	$(3,723)	(15)	$(3,738)
Net loss per share	$(0.35)		$(0.24)		$(0.24)